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                                   EXHIBIT 1

        Registrant was not able to complete its Form 10-Q, for the quarter ended August 31, 1996, due to the acquisition of 61% of the outstanding shares of Vista Technologies, Inc. ("Vista"), a public company, on March 29, 1996.
The results of operations of Vista must be included in Registrant's Form 10-Q and there has been a delay in gathering that information.